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                                                                   EXHIBIT 10.13

                                                                 [INTERNAP LOGO]

INTERNAP STANDARD TERMS AND CONDITIONS

This Agreement, with an Effective Date of September 1, 2002 ("Effective Date"), is between Internap Network Services Corporation, including its affiliates and subsidiaries ("Internap"), 601 Union St., Ste. 1000, Seattle, WA 98101, and Recruitsoft Inc., including its affiliates and subsidiaries, having offices at 182 Second Street, 5th Floor, San Francisco, California 94105 ("Customer"). In addition to these Standard Terms and Conditions, the following attached documents are deemed part of this Agreement: SALES ORDER FORM (including all such forms executed hereafter by Customer for Services (defined below) under this Agreement (together, the "Sales Order Form")) - ATTACHMENT A; SERVICE LEVEL AGREEMENT - ATTACHMENT B; SERVICE DESCRIPTION - ATTACHMENT C; and COLLOCATION SPACE SUBLICENSE - ATTACHMENT D (if applicable). Both Internap and Customer are referred to herein individually as a "Party" and collectively as the "Parties."

1. SERVICES. Customer agrees to purchase the Internet connectivity services and collocation services (if applicable) described in the attached Sales Order Form and Service Description ("Services"). Internap agrees to provide such Services in accordance with the attached Service Level Agreement and the Internap Network Operations Center ("NOC") Guide as currently in effect.

2. TERM AND TERMINATION. The term of this Agreement ("Term") commences on the Effective Date and continues for two years (or longer, per the Sales Order Form) from the commencement of Services billing (as described in Section 4). The Term automatically renews for one-year renewal periods, upon mutual consent. Termination for cause by either Party may occur upon: (a) unremediated material breach by the other Party of any term herein or in any attached document after thirty days written notice; (b) the other Party's failure to function as a going concern or operate in the ordinary course; (c) assignment by the other Party for the benefit of creditors; (d) voluntary or involuntary bankruptcy filing by or against the other Party; or (e) breach of the confidentiality restrictions in
Section 5. Except where early termination occurs due to lack of agreement on new pricing (Section 3) or force majeure (Section 11(b)) or termination for cause by Customer as outlined in this Section 2, or if Customer exercises its termination right as described in the Service Level Agreement, in which case Customer will not incur the Cancellation Fee (defined below), if Customer terminates this Agreement prior to the end of the Term (as same may be renewed in accordance herewith), Customer shall pay all amounts then due and unpaid plus fifty percent of the amount Customer would otherwise have had to pay to Internap over the remainder of the Term for each current Sales Order Form (the "Cancellation Fee"), calculated based on the remaining number of months of the Term, at a monthly rate based on the greater of (i) the monthly average billings hereunder during the Term and (ii) the minimum monthly billing tier amount. The Cancellation Fee also applies at Internap's election upon its termination of this Agreement for Customer's material breach, without any offset or mitigation of damages required therefor. Customer agrees to pay any Cancellation Fee within ten days of any specified early termination event. Customer acknowledges that such Cancellation Fee is not a penalty but is in the nature of liquidated damages.

3. FEES AND INVOICING. Customer shall pay the fees and charges set forth in the Sales Order Form, as well as the costs of third party services or products, including increases thereto, purchased by Internap on Customer's behalf at Customer's request (collectively, the "Fees"). Fees shall be invoiced together with any applicable sales, use or other taxes at the beginning of each month during which the Services are to be provided or at the end of the month if the Services are usage based, which Fees shall be determined in accordance with Internap's customary method of calculation. Fees and all applicable taxes shall be paid to Internap at its address first above written or at such other place as Internap may designate in writing. Undisputed payments are due net thirty days from the date of Internap's invoice and are subject to late charges thereafter, calculated at the lesser of 1.5% interest per month or the maximum rate permitted by law. Internap may suspend performance or provision of the Services or terminate this Agreement for late or non-payment of Fees and Customer shall be liable for any attorneys or collection agency fees incurred by Internap in connection therewith. If Customer is delinquent in its payments, Internap may upon written notice to Customer, modify the payment terms to require full payment before the further provision of any Services or require other assurances to secure Customer's payment obligations hereunder. Internap shall provide Customer, at its request, with a schedule of any additional fees for additional services not covered in the Sales Order Form. Internap may price such additional services in its sole discretion. Any Services upgrades requested by Customer may result in additional fees or other charges. Internap may reclassify service levels, revise product or Services descriptions, or modify published prices. If the Parties fail to agree on a reclassification or modification of such Services or prices, either Party may terminate this Agreement without liability therefor except for accrued Fees.

4. BILLING COMMENCEMENT. Billing for Internap port fees commences upon the earliest of (a) activation of the port circuit at Internap's service point; (b) thirty days from delivery of any applicable local loop/Telco connection; and (c) the expiration of the standard install interval specified in the Sales Order Form. Billing for any applicable local loop/Telco fees commences upon delivery of the local loop/Telco connection. Billing for any applicable collocation space fees commences upon the earlier of (i) the expiration of the standard install interval specified in the Sales Order Form; and (ii) the date Customer takes possession of the Space (as defined in the attached Collocation Space Sublicense).

5. CONFIDENTIALITY. In connection with this Agreement, the Parties might obtain information of the other Party which is confidential or proprietary in nature ("Confidential Information"). With respect to Internap, such Confidential Information shall include, without limitation, any specifications, protocols, router configuration syntax and routing data and tables related to its P-NAP facilities, ASsimilator technology and network services; and with respect to both parties: (a) any processes, methods, ideas, techniques, drawings, works of authorship, inventions, know-how, software, algorithms and formulae related to the products or services of either party; (b) information concerning research, development, financials, procurement, customer lists, investors, employees, third party relationships, forecasts and marketing plans of either party; (c) any other information or material that is proprietary to either party; and (d) any other information that is marked confidential, restricted, proprietary or with a similar designation. Such information shall be deemed Confidential Information, whether or not described as such at the time of communication. The Parties agree: (i) to take all reasonable steps necessary to maintain the confidentiality of any such Confidential Information and not to disclose such Confidential Information without the other Party's prior written consent; (ii) to not use or copy any Confidential Information for any purpose other than in direct furtherance of the purposes of this Agreement; and (iii) that their obligations under this Section 5 shall survive the termination of this Agreement for a period of three years. Notwithstanding the foregoing, each Party's confidentiality obligations shall not apply to the extent that disclosed Confidential Information: (1) is already known to the other Party without an obligation of confidentiality; (2) becomes publicly available through no fault of the other Party; (3) is received from a third party rightfully and without restriction; (4) is independently developed without exposure to the Confidential Information; or (5) is required to be disclosed by law, provided the non-disclosing Party is provided reasonable notice prior to the disclosure and the disclosing Party reasonably cooperates in any attempt by the non-disclosing Party to quash the legal requirement or otherwise prevent disclosure of its Confidential Information through legal means. The terms and conditions of this Agreement shall be deemed to be Confidential Information.

6. ACCEPTABLE USE AND LICENSE. Customer shall not use, nor shall it permit others to use, the Services: (a) for any unlawful, immoral, invasive, infringing, defamatory, fraudulent or obscene purpose; (b) to send unsolicited email of any kind, regardless of the content or nature of the messages or post the same or similar message to one or more newsgroups that result in notices or complaints to Internap; (c) to send any virus, worm, trojan horse or harmful code; (d) to alter, steal, corrupt, disable, destroy, trespass or violate any security or encryption of any computer file, database or network; (e) so as to interfere with the use of the Internap network by other customers or authorized users; (f) in a manner that is inconsistent with Internap routing policies, after prior written notice to Customer; (g) or in violation of the acceptable use policies of Internap's backbone providers. Customer further agrees that it shall not, nor shall it permit others to: (i) alter, tamper with, adjust, repair or circumvent any aspect of the Services; or (ii) resell, pass-through, sublicense, rent, lease, timeshare or rebrand the Services or otherwise provide the Services to any party not within Customer's enterprise and related personnel. If Customer, or a third party through Customer, violates any of the foregoing prohibitions, Internap may immediately suspend the Services and/or terminate this Agreement without further liability or obligation to Customer. Customer's rights to use the Services are non-exclusive, non-transferable and subject to compliance with the terms and conditions herein. As between Internap and Customer, all intellectual property and proprietary rights relating to the Services, including but not limited to any specifications, protocols, IP addresses, configurations and routing data related to the Services belong solely and exclusively to Internap. Customer shall reproduce and include any of Internap's proprietary notices on any whole or partial copy of Internap's intellectual property or Confidential Information, regardless of the media on which such copy is made.

7. PROVISION AND MAINTENANCE OF SYSTEMS. Customer shall, at its own expense, provide all necessary preparations required to connect to the Services and comply with Internap's installation and maintenance specifications for delivery of the Services. If Customer multihomes to the Internap network, Customer shall implement Internap's Diversity Plus service. Customer shall be responsible for the costs of relocation or removal of connectivity that results from Customer's actions. Customer shall provide Internap or its agents with reasonable access to Customer's premises to perform any acts required under this Agreement. In accordance with Internap's and any other relevant equipment manufacturer's specifications, Customer shall maintain a suitable environment for any Internap equipment housed on Customer's premises and/or on premises rented by Customer or under its control. Customer shall be liable for any and all damages to Internap-owned or leased property that may be located on such premises, excluding reasonable wear and tear. If Customer has Internap-owned or leased property located on its premises, Customer shall obtain and maintain insurance designating Internap as a loss payee under Customer's property policy and as an additional insured under Customer's general liability policy. All such policies of insurance obtained by Customer shall name Internap, its parent, subsidiaries and affiliated companies as additional insureds therein.

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Customer's insurance shall be primary over Internap's insurance. Customer agrees to waive and to require its insurers to waive any rights of subrogation or recovery they may have against Internap, its agents, officers, directors and employees. Customer shall deliver to Internap annual certificates reflecting that Customer has obtained and is maintaining the required insurance coverages in the appropriate amounts. Upon expiration or termination of this Agreement, Customer shall surrender to Internap all equipment or other property owned or leased by Internap that has been provided to Customer. Internap shall not be responsible: (a) for the installation, operation or maintenance of any hardware, software, cabling or services not provided by Internap in connection with the Services; or (b) if any changes in the Services cause hardware, software, cabling or services not provided by Internap to become obsolete or to require modification. Customer shall be responsible for the selection, use and compatibility of hardware, software, cabling and services not provided by Internap, and if such items impair Customer's use of the Services, Customer shall remain liable for payment to Internap for the Services. Upon notice from Internap that any such component is reasonably likely to cause or has caused a hazard, interference or obstruction of the Services, Customer shall eliminate such item immediately, and Internap may disconnect the Services until such elimination occurs. If requested by Customer, Internap may, at its then current rates, trouble-shoot difficulties caused by such items. Unless otherwise agreed in writing, if Customer provides its own router in conjunction with the Services (e.g., a remote frame relay or private line connection from Customer's premises to an Internap facility), then Customer is fully responsible for the installation, maintenance and configuration of such Customer-provided router. Subject to Internap's approval, Customer is required to use a router capable of:
(i) dealing with a full Internet routing table; (ii) speaking BGP4 in compliance with the current Internet RFC; (iii) receiving standard BGP communities; and
(iv) using such communities to effect Internap's routing policy.

8. INTERNAP WARRANTY AND DISCLAIMER. Subject to the limitations contained herein, Internap warrants that its proprietary P-NAP facilities and ASsimilator technology in the Services will, in all material respects, conform to the requirements of the Service Description, Service Level Agreement and Sales Order Form, as well as to any other applicable terms and conditions contained in this Agreement. Customer's sole and exclusive remedy for breach of the above warranty or any claim related to the Services shall be repair or replacement of the Services in accordance with the Service Description, Service Level Agreement and NOC Guide, credits pursuant to the Service Level Agreement, or termination pursuant to Section 2 above. For equipment provided by Internap under the Customer Premise Equipment program, Internap's responsibility shall be strictly as set forth in the agreements covering such program, and if none, then all such responsibility and any representation or warranty, is hereby expressly disclaimed, whether express or implied, to the maximum amount allowed by law. WITH RESPECT TO THE SERVICES, ANY EQUIPMENT AND/OR THE SUBJECT MATTER OF THIS AGREEMENT, THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT. ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED TO THE MAXIMUM EXTENT ALLOWED BY LAW.

9. LIMITATION OF LIABILITY. Under no circumstances shall Internap be liable, either in contract, tort, warranty, strict liability, negligence or under any statute, regulation or any other theory for: (a) unauthorized access, alteration, theft, corruption, or destruction of or to Customer's or its customer's or end user's computer files, databases, network, transmission facilities or equipment; or (b) the content, accuracy or quality of the data transmitted through the Services. For any claim arising under or related to the Services or this Agreement, both parties' damages or recovery shall be limited to those actually proven as directly attributable to the other party, subject to the following limitations: (i) neither party shall not be liable under any circumstances for any indirect, incidental, reliance, special, punitive or consequential damages including, but not limited to, lost profits, lost opportunities, diminished stock price or damages for lost data or business interruption, even the party has been advised of the possibility of such damages; and (ii), except in the event of either parties' gross negligence or willful misconduct or breach of section 7, neither party shall in no event be liable to the other party for an amount greater than the amount paid by Customer to Internap for the Services in the six months prior to notice of the claim under which damage is claimed; provided, however that the foregoing limitation on liability shall not apply to a violation of the confidentiality obligations set forth in Section 5 above or personal injury claims.

10. INDEMNITY. Customer will indemnify and save Internap harmless from and against all loss, liability, damage and expense, including reasonable attorneys fees, caused by Customer's officers, employees, agents, vendors or contractors arising from claims or demands: (a) for damages to property or for injury or death to persons, including without limitation any disability, death or Worker's Compensation benefits; (b) arising from data transmitted, received or stored on or over Internap's network by or through Customer in violation of the provisions of Section 6 above; (c) arising from Customer's violation of the provisions of
Section 7 above; (d) for any damages or loss incurred directly by Internap as a result of a failure of any Customer-provided equipment installed within Internap's facilities or on Customer's premises, including, but not limited to, failures resulting in fire, electrical malfunction, and heat and/or water damage, even when such Customer-provided equipment was installed with the permission or assistance of Internap; (e) of infringement of a third party's proprietary rights based on any information, materials or access to property provided by Customer; or (f) arising out of or relating to the conduct of Customer's business, including without limitation, claims by any customer or end user of Customer's products or services, and claims relating to the acquisition or use by Customer of any work product or Services to be provided under this Agreement. Internap will indemnify and save Customer harmless from and against all loss, liability, damage and expense, including reasonable attorneys fees, caused by Internap's officers, employees, agents, vendors or contractors arising from claims or demands: (i) for damages to property or for injury or death to persons, including without limitation any disability, death or Worker's Compensation benefits; or (ii) that Customer's use of the Services according to the terms and conditions herein infringe any third party's United States patent, copyright, or trade secret; provided that Customer notifies Internap promptly of such claim, turns over control of the defense or settlement of such claim to Internap in its sole discretion, and cooperates reasonably and at its expense with Internap regarding defense of such claim. In the event that an injunction is, or Internap believes that an injunction will be, obtained against Customer prohibiting use of the Service by reason of infringement of a United States patent, copyright or trade secret, Internap will, at its option and expense, either procure the right for Customer to continue using the Service, or procure alternative service, or direct Customer to return or rescind the Service provided by Internap, and in such event, terminating by mutual consent this Agreement for the Service without any further obligation or liability therefor.THIS SECTION 10 STATES THE ENTIRE OBLIGATION OF THE PARTIES WITH RESPECT TO ANY CLAIM REGARDING INDEMNIFICATION AND STATES THE PARTIES' SOLE AND EXCLUSIVE REMEDY WITH RESPECT THERETO.

11. MISCELLANEOUS.

     (a) This Agreement shall be binding on the Parties and their respective successors and permitted assigns. Either Party may assign and transfer this Agreement in whole or in part and may delegate its duties or assign its rights hereunder to any parent company, company under its or any common ownership or control, where ownership or control is represented by ownership of at least fifty percent of an entity's equity or voting securities or shares, or any company that acquires all or substantially all of the stock or assets of it. Notwithstanding this Section 11(a), Customer may terminate this Agreement upon not less than 90 days written notice in the event that Internap assigns the Agreement to a direct competitor of Customer or its parent.

     (b) In the event that Customer purchases Services outside the United States, Customer shall purchase Services to be provided in the United Kingdom from Internap Network Services U.K. Limited and Services to be provided in the Netherlands from Internap Network Services B.V. Sales Order Forms for the Services shall be executed by such Internap entities and Customer.

     (c) Internap shall not be liable for any delay or failure in performance due to war, riots, embargoes, strikes, casualties, accidents, fire, earthquake, flood, acts of God, supplier or vendor failure, outage or malfunction of local or longhaul telecommunications services, utility outage or other occurrence beyond Internap's direct control (each, a "Force Majeure Event"). Internap shall notify Customer of a Force Majeure Event and if a Force Majeure Event continues for more than fifteen days, Internap or Customer may cancel this Agreement with no further liability (except for any amounts due and not paid by Customer) as a result of such Force Majeure Event.

     (e) The Parties shall attempt to resolve all disputes arising out of, or related to, this Agreement through good faith negotiations. Any disputes or claims arising out of or relating to this Agreement must be brought within one year of the occurrence of any such dispute or accrual of any such claim. The substantially prevailing Party shall be entitled to its costs, including reasonable attorneys fees, in connection with any action arising from this Agreement.

     (f) This Agreement shall be governed by the internal laws of the State of Washington, as applied to contracts entered into in Washington, by and between its residents for exclusive performance therein. The Parties hereby irrevocably consent to the sole and exclusive jurisdiction of and venue in the district courts for the Western District of Washington, in Seattle, Washington, or if federal subject matter jurisdiction does not exist, then in the courts of the State of Washington, located in King County.

     (g) This Agreement is the entire and complete Agreement between the Parties with respect to the Services and subject matter hereof and supersedes any prior or contemporaneous agreements or understandings between the Parties, whether written or oral, and may not be modified in any way unless by means of written addendum, signed and dated by the duly authorized representatives of the Parties. In the event of any conflict between these Standard Terms and Conditions and any of the Attachments, these Standard Terms and Conditions shall control unless expressly stated to the contrary. If any portion of this Agreement is found to be invalid or unenforceable, the remaining provisions shall remain in effect and the Parties shall immediately begin negotiations to replace any invalid or unenforceable portions that are essential parts of this Agreement. Any provision hereof that contemplates continuing obligations on a Party shall survive the expiration or termination of this Agreement.

04.02.01

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                                                                 [INTERNAP LOGO]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on and as of the day and year first above written.

INTERNAP NETWORK SERVICES CORPORATION:            CUSTOMER:

By: /s/ Joe Cimitile                              By: /s/ Jean Lavigueur

Title: Market Manager                             Title: CFO

Printed Name: Joe Cimitile                        Printed Name: Jean Lavigueur